Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Better Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	AmountRegistered(1)	Proposed Maximum Offering Price PerUnit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	18,685,479(2)	$6.818(3)	$127,397,595.82(3)	0.0000927	$11,809.76

Total Offering Amount						$127,397,595.82		$11,809.76

Total Fees Previously Paid								$12,896.80(4)

Total Fee Offsets								—

Net Fee Due								$0.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional shares of Common Stock, par value $0.0001 per share, of the Registrant that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of shares of common stock registered for sale by the selling stockholders named in this Registration Statement.
(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices of shares of the Registrant’s common stock on The Nasdaq Capital Market on November 23, 2021, such date being within five business days prior to the date that the original registration statement was filed with the SEC on November 26, 2021.

(6)	On November 26, 2021, the Registrant paid $12,896.80 in connection with the original registration statement relating to the total proposed maximum offering price of $139,124,095.29.